                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           SOFTWARE AG SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           SOFTWARE AG SYSTEMS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                      [LOGO OF SOFTWARE AG APPEARS HERE]

                          11190 SUNRISE VALLEY DRIVE
                            RESTON, VIRGINIA 20191

                                       April 12, 1999

Dear Stockholder,

  You are cordially invited to attend the annual meeting of stockholders (the "Meeting") of Software AG Systems, Inc. (the "Company"). The Meeting will be held on Thursday, May 20, 1999, at 10:00 a.m., local time, in the Regency Ballroom B of the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia.

  The actions expected to be taken at the Meeting are described in detail in the attached proxy statement for the Meeting ("Proxy Statement") and Notice of Meeting of Stockholders.

  Included with the Proxy Statement is a copy of the Company's Annual Report to Stockholders for fiscal year 1998. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

  In our first complete year as a publicly traded company, we achieved tremendous results and had an exciting year and look forward to reviewing our accomplishments with our stockholders. Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this Meeting.

  Whether or not you plan to attend the Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. This will ensure your proper representation at the Meeting.

  We look forward to seeing you at the Meeting.

                                       Sincerely,

                                       /s/ DANIEL F. GILLIS
                                       DANIEL F. GILLIS
                                       President and Chief Executive Officer


   YOUR VOTE IS VERY IMPORTANT. PLEASE REMEMBER PROMPTLY TO COMPLETE, SIGN,
       DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                           SOFTWARE AG SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 20, 1999

To the Stockholders of Software AG Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Software AG Systems, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 10:00 a.m., local time, in the Regency Ballroom B of the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia for the following purposes:

    1. To elect four directors of the Company, three directors to serve a term of three years and one director to serve until the annual meeting of stockholders to be held in 2000.

    2. To amend the Company's Certificate of Incorporation, as amended, to change the Company's name to SAGA SYSTEMS, Inc.

    3. To consider and ratify the appointment of KPMG LLP as independent public accountants for the Company for the current fiscal year.

    4. To transact any other business that may properly come before the Meeting.

  A proxy card and proxy statement for the Meeting is enclosed.

  Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only stockholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the Meeting or any continuation or adjournment thereof.

  You are requested to complete and sign the enclosed proxy that is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                 By Order of the Board of Directors,


                                 /s/ KATHERINE E. BUTLER

                                 KATHERINE E. BUTLER
                                 Vice President, General Counsel & Secretary
Reston, Virginia
April 12, 1999

                           SOFTWARE AG SYSTEMS, INC.
                          11190 SUNRISE VALLEY DRIVE
                            RESTON, VIRGINIA 20191
                                (703) 860-5050
                   ---------------------------------------

                                PROXY STATEMENT
                   ---------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Software AG Systems, Inc. (the "Board"), a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held on May 20, 1999, at 10:00 a.m., local time, in the Regency Ballroom B of the Hyatt Regency Reston, located at 1800 Presidents Street, Reston Virginia, and any adjournments thereof (the "Meeting").

  Only holders of record of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on March 26, 1999 (the "Record Date"), will be entitled to vote at the Meeting. At the close of business on the Record Date, there were 30,599,721 shares of Common Stock outstanding ("Outstanding Shares") and entitled to vote. The presence in person or by proxy at the Meeting of the holders of a majority of the Outstanding Shares (i.e., at least 15,299,861 shares) will constitute a quorum for the transaction of business at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes will be treated as being present. For purposes of the proposal to amend the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation") to change the Company's name (Item 2), abstentions and broker non-votes will have the effect of a negative vote. For purposes of the election of directors (Item 1), abstentions and broker non-votes will have no effect on the vote. With respect to any other matter coming before the Meeting, an abstention will have the effect of a negative vote; broker non-votes will not have any effect on the vote. Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it before it is exercised. Unless revoked, the shares represented by a properly executed proxy will be voted at the Meeting and all adjournments thereof. A proxy may be revoked by giving written notice to the Secretary of the Company at the Company's address (set forth at the top of this page) prior to the Meeting, by delivery of a later dated proxy that is signed by the person who signed the earlier proxy to the Secretary of the Company at the Meeting prior to a vote being taken on a particular proposal at the Meeting, or by attendance at the Meeting and voting in person.

  If the enclosed proxy form is properly executed and returned to the Company in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" each nominee proposed by the Board of Directors, "FOR" the amendment of the Company's Certificate of Incorporation to change the Company's name and "FOR" the ratification of the selection of independent public accountants. The duly appointed proxies may, at their discretion, vote upon such other matters as may properly come before the Meeting.

  The expenses of soliciting your proxy, including the expenses of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by the Company through certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. The Company will pay no additional compensation to such persons for such solicitation. The Company will request persons, firms, corporations, brokers and nominees who hold shares of Common Stock in their names or in the names of their nominees which shares are beneficially owned by others, to furnish proxy material to and obtain proxies from the beneficial owners of the shares and will reimburse such holders for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

  This Proxy Statement, the accompanying form of proxy and the Company's 1998 Annual Report to Stockholders are first being mailed to stockholders on or about April 12, 1999.

           SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information, as known to the Company as of March 19, 1999, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Outstanding Shares of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose annual salary and bonus compensation determined as of December 31, 1998 exceeded $100,000 (collectively, the "Named Executive Officers" and individually, the "Named Executive Officer"), and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                 Shares
                                                           Beneficially Owned
                                                          ---------------------
                                                                      Percent
        Name and Address of Beneficial Owner (1)            Number   of Class(2)
        ----------------------------------------          ---------- ----------
5% Stockholders:
Thayer Equity Investors III, L.P......................... 10,736,953    35.1%
  1455 Pennsylvania Avenue, N.W.
  Washington, DC 20004
Software AG..............................................  2,750,000     9.0%
  Uhlandstrasse 12
  64297 Darmstadt-Eberstadt, Germany
Pilgrim Baxter & Associates, Ltd. (3)(4).................  1,740,600     5.7%
  825 Duportail Road
  Wayne, Pennsylvania 19087
American Express Financial Corporation (3)(5)............  1,530,000     5.0%
  IDS Tower 10
  Minneapolis, Minnesota 55440
Volker Dawedeit (6) .....................................  2,750,247     9.0%
Current Directors and Nominees:
Carl J. Rickertsen (7) .................................. 10,823,244    35.4%
Paul A. Brands...........................................          0       *
Dr. Philip S. Dauber (8) ................................     88,151       *
Daniel F. Gillis (9).....................................  1,246,356     3.9%
Dr. Erwin Koenigs (10) ..................................  2,779,025     9.1%
Edward E. Lucente (11) ..................................     27,226       *
Frederic V. Malek (7) ................................... 10,795,244    35.3%
Dr. Paul G. Stern (7) ................................... 10,795,244    35.3%
Named Executive Officers who are not Directors:
Derek M. Brigden (12)....................................     96,744       *
Timothy L. Hill (13).....................................    170,813       *
David S. Linthicum (14)..................................     13,701       *
Harry K. McCreery (15)...................................    719,296     2.3%
All current executive officers and directors
  as a group (12 persons)(16) ........................... 15,868,559    49.2%

---------
 *   Less than 1% of the outstanding Common Stock
 (1) The business address for Messrs. Gillis, McCreery, Hill, and Linthicum is 11190 Sunrise Valley Drive, Reston, Virginia 20191. The address for Mr. Brigden is 11317 Bright Pond Lane, Reston, Virginia 20194. The business address for Messrs. Rickertsen and Malek and Dr. Stern is c/o Thayer Equity Investors III, L.P. ("Thayer"), 1455 Pennsylvania Avenue, N.W., Washington, DC 20004. The business address for Dr. Koenigs and Mr. Dawedeit is c/o Software AG, Uhlandstrasse 12, 64297 Darmstadt-Eberstadt, Germany. The business address for Dr. Dauber is 27930 Roble Alto Road, Los Altos Hills, California 94022. The business address for Mr. Lucente is 1 Magnum Pass,

    Mobile, Alabama 36618. The business address for Mr. Brands is c/o American Management Systems, Inc., 4050 Legato Road, Fairfax, Virginia 22033.
 (2) Based on (i) 30,599,721 shares of Common Stock outstanding as of March 19, 1999 and (ii) with respect to each person, the shares of Common Stock issuable by the Company pursuant to options held by such persons which may be exercised within 60 days following March 19, 1999 ("Presently Exercisable Options"). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Based solely upon information filed with the Commission.
 (4) Pilgrim Baxter & Associates, Ltd. reported that it is an investment advisor and it is deemed to beneficially own such securities.
 (5) American Express Financial Corporation reported that it is an investment advisor and a subsidiary of American Express Company. American Express Company reported that it disclaims beneficial ownership of such securities. The business address for American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285.
 (6) 2,750,000 of the reported shares are held of record by Software AG, a German software company ("SAG"). Mr. Dawedeit is a director and the Chief Financial Officer of SAG and may be deemed to have or share voting and investment power with respect to all shares held of record by SAG. Mr. Dawedeit disclaims beneficial ownership of all shares held of record by SAG.
 (7) Includes 10,736,953 shares held of record by Thayer and 58,291 shares held of record by TC Co-Investors, LLC ("TC Co-Investors"). Thayer is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. ("TC Equity Partners"), a Delaware limited liability company, and whose managing agent is TC Management Partners, L.L.C. ("TC Management"). TC Equity Partners beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by Thayer. TC Co-Investors is a Delaware limited liability company whose managing member is TC Management. TC Management beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by TC Co-Investors. Frederic V. Malek, Dr. Paul G. Stern and Carl J. Rickertsen are the members of TC Management and the principal members of TC Equity Partners. Dr. Stern and Messrs. Rickertsen and Malek may be deemed to be the beneficial owners of the shares of Common Stock held by each of Thayer and TC Co-Investors. Messrs. Rickertsen and Malek and Dr. Stern disclaim beneficial ownership of all shares held of record by Thayer and TC Co-Investors.

 (8) Includes (i) 67,925 shares held of record by PSERD Trust, of which Dr. Dauber is a trustee, and (ii) 13,613 shares subject to Presently Exercisable Options. Dr. Dauber shares voting and investment power with respect to all shares held by PSERD Trust and may be deemed to be the beneficial owner of all such shares.
 (9) Includes 1,042,011 shares subject to Presently Exercisable Options.
(10) 2,750,000 of the reported shares are held of record by SAG. Dr. Koenigs, a director of the Company, is the Chairman of the Board and Chief Executive Officer of SAG and may be deemed to have or share voting and investment power with respect to all shares held of record by SAG. Dr. Koenigs disclaims beneficial ownership of all shares held of record by SAG.
(11) Includes 27,226 shares subject to Presently Exercisable Options.
(12) Includes 43,819 shares subject to Presently Exercisable Options. Mr. Brigden's employment with the Company terminated effective April 2, 1999.
(13) Includes 21,313 shares subject to Presently Exercisable Options.
(14) Includes 12,513 shares subject to Presently Exercisable Options.
(15) Includes 514,367 shares subject to Presently Exercisable Options.
(16) Includes (i) 10,736,953 shares held of record by Thayer, (ii) 2,750,000 shares held of record by SAG, (iii) 58,291 shares held of record by TC Co-Investors, (iv) 67,925 shares held of record by PSERD Trust, and (v) 1,631,043 shares subject to Presently Exercisable Options. See footnotes
     (6) through (15).

                             ELECTION OF DIRECTORS
                                   (Item 1)

  The Company's Third Amended and Restated Bylaws (the "Bylaws"), provide for the Company's Board to be comprised of six directors, which number of directors may be increased or decreased by the Board. In March 1999, the Board created two additional directorships bringing the total number of directors of the Board to eight. Pursuant to the Company's Certificate of Incorporation, the Board is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at this Meeting ("Class II"), the annual meeting of stockholders to be held in 2000 ("Class III") and the annual meeting of stockholders to be held in 2001 ("Class I").

  The Board has nominated each of Dr. Erwin Koenigs and Edward E. Lucente, the incumbent Class II directors, and Frederic V. Malek to serve as a Class II director for a three-year term expiring at the annual meeting of stockholders to be held in 2002 and until the election and qualification of his successor. The Board has also nominated Paul A. Brands to serve as a Class III director for a term expiring at the annual meeting of stockholders to be held in 2000 and until the election and qualification of his successor.

  The proxies solicited hereby will be voted for the election of the four nominees recommended by the Board, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any of the nominees for election as a director will not be a candidate or will be unable to serve if elected. However, if any nominee for any reason is unable to serve or will not serve, the shares of Common Stock represented by proxies may be voted for such substitute nominee as the Board, in its discretion, may designate unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates.

Directors

  The following sets forth certain information regarding the nominees for election to the Board and the other directors who will continue in office for the remainder of their terms. Mr. Gillis and Dr. Dauber are Class I directors, Dr. Koenigs and Mr. Lucente are Class II directors and Mr. Rickertsen and Dr. Stern are Class III directors. If elected, Messrs. Malek and Brands will be a Class II and Class III director, respectively. Commencing with the Meeting, except for Mr. Brands who is expected to be nominated for election as a Class III director at the annual meeting of stockholders to be held in 2000, directors elected to succeed those directors whose terms have expired at an annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All ages and positions set forth below are as of April 12, 1999.

Name                         Age           Positions with the Company
----                         ---           --------------------------
Carl J. Rickertsen..........  39 Chairman of the Board
Paul A. Brands..............  57 Nominee for election to the Board
Dr. Philip S. Dauber........  58 Director
Daniel F. Gillis............  52 Director, President and Chief Executive Officer
Dr. Erwin Koenigs...........  49 Director
Edward E. Lucente...........  59 Director
Frederic V. Malek...........  62 Nominee for election to the Board
Dr. Paul G. Stern...........  60 Director

  The Board has nominated Paul A. Brands for election as a director of the Company. If elected, Mr. Brands will be placed in Class III and his term as a director of the Company will expire at the annual meeting of stockholders to be held in 2000. Mr. Brands is the Chairman of the Board and Chief Executive Officer of American Management Systems, Incorporated ("AMS"), an international business and information technology consulting firm. Mr. Brands joined AMS in 1977 and has served as a member of the Board of Directors since 1992, Chief Executive Officer since 1993, and Chairman of the Board since 1997. Prior to joining AMS, Mr. Brands served the U.S. Environmental Protection Agency's Office of Planning and Evaluation from 1973 to 1977 where he was the Deputy Assistant Administrator for the years. From 1967 to 1973, Mr. Brands managed the Asian Division of the Office of the Assistant

Secretary of Defense for Systems Analysis. In 1967, Mr. Brands completed Officer Candidate School and was commissioned as an Officer of the U.S. Army Corps of Engineers. Mr. Brands is a member of the Board of Directors of the Professional Services Council, the Executive Advisory Committee of the University of Rochester William E. Simon School of Business Administration, and the Dean's Council of the University of Virginia School of Engineering and Applied Science.

  Dr. Philip S. Dauber has served as a director of the Company since April 1997. Dr. Dauber's term as a director of the Company expires at the annual meeting of stockholders to be held in 2001. Dr. Dauber is an independent consultant providing services to several companies including IQI, Inc., a telemarketing firm, where he served as acting President from February 1997 through August 1997. Before becoming an independent consultant, Dr. Dauber served as a Senior Vice President of Unisys Corporation from 1981 to 1987 during which time he was also Chairman and Chief Executive Officer of Memorex, Inc., a wholly owned subsidiary of Unisys Corporation. Before joining Unisys Corporation, Dr. Dauber was employed by IBM from 1965 to 1981 and served as secretary of its Corporate Management Committee from 1980 to 1981.

  Daniel F. Gillis has served as President and Chief Executive Officer of the Company and SAGA since May 1996. He also has served as a director of the Company since February 1997. Mr. Gillis' term as director of the Company expires at the annual meeting of stockholders to be held in 2001. Previously, Mr. Gillis served as Senior Vice President of U.S. Sales of SAGA from April 1995 to May 1996 and as Vice President of Federal Systems Sales of SAGA from January 1995 to March 1995. From August 1994 to January 1995, he was a private consultant. From May 1987 through August 1994, he was Executive Vice President at Falcon Microsystems Inc., a computer products reseller and systems integrator.

  Dr. Erwin Koenigs has served as a director of the Company since December 1996 and was Chairman of the Board of the Company from December 1996 through March 1997. Dr. Koenigs' term as a director of the Company expires at the Meeting. Dr. Koenigs has served as Chairman of the Board of SAG since September 1996 and Chief Executive Officer of SAG since November 1996. Until March 31, 1997, the Company was a wholly owned subsidiary of SAG. From April 1989 to November 1996, Dr. Koenigs was Chief Executive Officer of Linotype-Hell AG in Eschborn, Germany, a supplier of prepress and publishing technology.

  Edward E. Lucente has served as a director of the Company since April 1997. Mr. Lucente's term as a director of the Company expires at the Meeting. Since January 1998, Mr. Lucente has served as President and Chief Executive Officer of QMS, Inc. From May 1995 through January 1998, Mr. Lucente served as President and Chief Executive Officer of Liant Software Corporation. Previously, from May 1994 until April 1995, he was a marketing consultant and Executive Vice President of World Wide Sales and Marketing of Digital Equipment Corporation from March 1993 through April 1994. From February 1991 until March 1993, Mr. Lucente was Executive Vice President of Northern Telecom Ltd., Mr.

Lucente was employed by IBM from 1961 through 1991 when he retired as a corporate vice president. Mr. Lucente currently serves as a director of QMS, Inc. and Information Resources, Inc. He also serves as a director of the Mobile Area Chamber of Commerce and is a life trustee of Carnegie Mellon University.

  The Board has nominated Frederic V. Malek for election as a director of the Company. If elected, Mr. Malek will be placed in Class II and his term as a director of the Company will expire at the annual meeting of stockholders to be held in 2002. Mr. Malek is Chairman of Thayer Capital Partners and is a member of TC Equity Partners and TC Management, who are, respectively, the sole general partner and the managing agent of Thayer. Thayer is a private equity fund based in Washington, D.C. that targets investments in the information technology and services industries and its investors include corporations, pension funds and financial institutions. Prior to that, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988 and as President and Vice Chairman of Northwest Airlines from 1989 to 1991, and as Campaign Manager for Bush/Quayle '92 in 1992. Mr. Malek is a director of Aegis Communications Group, Inc., American Management Systems, Inc., Automatic Data Processing, Inc., CB Richard Ellis, Inc., FPL Group, Inc., Global Vacation Group, HCR Manor Care, Inc., Northwest Airlines, Inc. and Paine Webber Mutual Funds.

  Carl J. Rickertsen has served as Chairman of the Board of the Company since April 1997. Mr. Rickertsen's term as a director of the Company expires at the annual meeting of stockholders to be held in 2000. Mr. Rickertsen is also a member of TC Equity Partners and TC Management. From September 1994 to April 1996, Mr. Rickertsen was a partner with Thayer Capital Partners. Prior to that, Mr. Rickertsen acted as a private financial consultant from 1993 through August 1994, and was a partner at Hancock Park Associates, a private equity investment firm based in Los Angeles, from 1989 to 1993. Before joining Hancock Park Associates, Mr. Rickertsen was an associate at Brentwood Associates from 1987 to 1989, and worked in the high technology group at Morgan Stanley & Co., Inc. from 1983 to 1985. Mr. Rickertsen currently serves as a director of MLC Holdings, Inc. and Global Vacation Group, Inc.

  Dr. Paul G. Stern has served as a director of the Company since April 1997. Dr. Stern's term as a director of the Company expires at the annual meeting of stockholders to be held in 2000. Dr. Stern is also a member of TC Equity Partners and TC Management. In 1995, Dr. Stern joined Thayer as a co-founder. Prior to that, Dr. Stern was a Special Limited Partner at Forstmann Little & Co., a private investment firm, from June 1993 to June 1995. From March 1989 until June 1993, Dr. Stern served as Chief Executive Officer and Chairman of the Board of Northern Telecom Limited. Dr. Stern currently serves as a director of the Dow Chemical Company, Whirlpool Corporation, Aegis Communications, Inc. and MLC Holdings, Inc.

Directors' Compensation

  Except for grants of stock options under the Company's 1997 Stock Option Plan (the "Option Plan"), the Company's directors were not compensated during 1998 for any services provided as directors and did not receive during such fiscal year any benefits or other forms of compensation, cash or otherwise, from the Company for their service as directors. Beginning in 1999, however, the Company intends to pay each director who is not an employee of the Company or an affiliate of Thayer $2,000 per Board meeting attended. In addition, the Company reimburses directors for certain out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings.

  Both employee and non-employee directors are eligible to be granted stock options pursuant to the Option Plan. Under the Option Plan, Dr. Dauber and Mr. Lucente were each granted options to purchase 54,450 shares of the Company's Common Stock at an exercise price of $1.47 per share. The options vest in equal annual installments of 25%, with the first installment vesting March 31, 1998, and each of the subsequent installments vesting on the first, second and third anniversaries of March 31, 1998. The Company intends to grant Mr. Brands options to purchase 20,000 shares of the Company's Common Stock effective upon his election at the Meeting to be held on May 20, 1999. The options will become immediately exercisable in full upon a change in control of the Company and may be partially accelerated in connection with the termination of the director's service as a director of the Company. Mr. Gillis is the President and Chief Executive Officer of the Company and is not separately compensated as a director of the Company. In fiscal year 1998, Mr. Gillis was not granted stock options under the Option Plan. See "Executive Compensation--Option Grants in Last Fiscal Year."

Board of Directors' Meetings and Committees

  The Board met six times at regularly scheduled meetings during fiscal year 1998. The committees of the Board consist of an Audit Committee, a Compensation Committee and an Employee Stock Option Committee ("Stock Option Committee"). No director attended fewer than at least 75% of all meetings of the Board and its committees on which he served during the fiscal year.

  Dr. Dauber and Mr. Lucente (Chair) are currently the members of the Audit Committee. The Audit Committee met four times during fiscal year 1998. The Audit Committee has certain duties relating to the year-end audit, the Company's accounting methods and internal accounting controls and the Company's relationship with its independent public accountants, including making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the Company's independent public accountants and approving professional services provided by the Company's independent public accountants.

  Mr. Rickertsen (Chair) and Drs. Stern and Dauber are currently the members of the Compensation Committee. The Compensation Committee met five times during fiscal year 1998. The Compensation Committee is responsible for determining the compensation of the Company's Chief Executive Officer and other executive officers and establishing policies and guidelines regarding the compensation of other officers and employees of the Company and its subsidiaries. The Compensation Committee is also authorized to administer the Company's Option Plan, including the power to grant stock options and the Company's Employee Stock Purchase Plan.

  The Stock Option Committee consists of Mr. Gillis. The Stock Option Committee is not authorized to grant any stock option under the Option Plan to any person who reports directly to any member of the Stock Option Committee and/or to grant any stock option under the Option Plan that covers more than 10,000 shares of Common Stock without the prior consent and approval of the Compensation Committee. In addition, the Board has provided the Stock Option Committee with specific guidance concerning stock option grants to employees other than those described in the previous sentence. The Board created the Stock Option Committee for the purpose of granting stock options under the Option Plan to persons who are not (or who will not be) at the time of such grant subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Option Committee acted 11 times during fiscal year 1998 by written consent. All grants of stock options made by the Stock Option Committee are reported to the Compensation Committee on a regular basis.

  The Company does not have a standing nominating committee or other committee performing similar functions. The Board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section
2.9 of the Company's Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to a meeting. To be timely, the notice must be delivered not later than the time for submission of a stockholder proposal as described under "Stockholder Proposals." Such notice must be accompanied by the nominee's written consent and contain information relating to the business experience and background of the nominee, and information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

Required Vote

  A plurality of the votes cast at the Meeting in person or by proxy is required to elect each nominee as a director.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
 ELECTION OF PAUL A. BRANDS, DR. ERWIN KOENIGS, EDWARD E. LUCENTE AND FREDERIC
                     V. MALEK AS DIRECTORS OF THE COMPANY.

                              EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company who are not directors of the Company are set forth below. The executive officers serve at the pleasure of the Board and the Chief Executive Officer.

        Name          Age               Positions with the Company
        ----          --- ------------------------------------------------------
Katherine E.
  Butler............   47 Vice President, General Counsel and Secretary
Alan I. Croll.......   51 Vice President, Services
Timothy L. Hill.....   40 Vice President, Marketing and International Operations
David S. Linthicum..   36 Vice President and Chief Technology Officer
Harry K. McCreery...   52 Vice President, Treasurer and Chief Financial Officer
Gary M. Voight......   46 Vice President, Sales

  Katherine E. Butler has served as Vice President, General Counsel and Secretary of the Company and SAGA SOFTWARE, Inc., a wholly owned subsidiary of the Company ("SAGA"), since June 1998. Prior to joining the Company, Ms. Butler served as legal counsel for the General Electric Company ("GE"). Her positions with GE included serving as Senior European Counsel for GE Information Services ("GEIS") from November 1988 to February 1997 based in Paris, Milan and then London, and subsequently as Senior Transactions Counsel from February 1997 through May 1998 based in Rockville, Maryland. Ms. Butler also served as Counsel for GEIS in Rockville, Maryland from 1986 to November 1988. Prior to this, Ms. Butler served as lead legal counsel for Software International Corporation in Andover, Massachusetts from 1981 until 1986.

  Alan I. Croll has served as Vice President, Professional Services of the Company since January 1999. Previously, Mr. Croll served from December 1994 through December 1998 as Vice President for Nichols Research Corporation, a diversified professional services firm. From September 1996 through August 1998, Mr. Croll also served as President of CSSi, a wholly owned subsidiary of Nichols. From September 1991 through July 1994, Mr. Croll served as Vice President, Digital Services and Multivendor Customer Services for Digital Equipment Corporation's Mid-Atlantic and Southern States Region. From January 1989 through September 1991, Mr. Croll was Vice President, U.S. Government Enterprise Integration Services for Digital Equipment Corporation.

  Timothy L. Hill has served as Vice President, Marketing and International Operations of the Company since August 1997. Previously, Mr. Hill served from July 1994 through July 1997 as Vice President, Worldwide Marketing & Sales for Iomega Corporation, a manufacturer of computer storage products. From August 1993 through July 1994, Mr. Hill served as Vice President, Marketing for Falcon Microsystems Inc. From January 1988 to August 1993, Mr. Hill was Director of Marketing & Sales, Consumer Business Division, at Gates Energy Products, a manufacturer of consumer and commercial rechargeable battery products.

  David S. Linthicum has served as Vice President and Chief Technology Officer of the Company since December 1997. Prior to joining the Company, Mr. Linthicum served from June 1997 to December 1997 as Senior Manager in the Center of Technology Enablement for Ernst & Young LLP. From April 1995 to June 1997, Mr. Linthicum served as Senior Manager, Systems Integration Practice at AT&T. From December 1990 to April 1995, Mr. Linthicum was Technical Director, Treasury Department for Mobil Oil Corporation.

  Harry K. McCreery has served as Vice President, Treasurer and Chief Financial Officer of the Company since April 1997. He has also served as Treasurer of SAGA since May 1991, Chief Financial Officer of SAGA since June 1989 and Chief Information Officer of SAGA from June 1989 to December 1990.

  Gary M. Voight joined the Company in December 1998 as Vice President, Sales. Previously, Mr. Voight had served as Vice President, Worldwide Transaction Systems for IBM Software Group beginning in January 1997, and as Vice President, Sales for Transarc Corporation, a wholly owned subsidiary of IBM, beginning in November 1995. From November 1982 through November 1995, Mr. Voight was employed by Stratus Computer, Inc., a provider of fault tolerant computers, and Isis Distributed Systems, a leader in distributed computing software and a wholly owned subsidiary of Stratus Computer, Inc., in a variety of sales management, operations, marketing and consumer support positions. Before joining Stratus Computer, Inc., Mr. Voight worked for Datapoint Corporation, a leader in dispersed data processing, from September 1977 through November 1982 in sales and sales management positions. Mr. Voight began his career as a salesman for Burroughs Corporation in 1975.

  Executive officers of the Company are elected by the Board on an annual basis and serve until the first meeting of the Board following the next annual meeting of stockholders following their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of the executive officers or directors of the Company.

Executive Compensation

  Summary Compensation Table

  The following table sets forth certain information concerning compensation paid to the Named Executive Officers for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                                   Long-Term
                                                                  Compensation
                                      Annual Compensation            Awards
                               ---------------------------------- ------------
                                                                   Securities
   Name and Principal                              Other Annual    Underlying     All Other
        Position          Year  Salary   Bonus   Compensation (1) Options (2)  Compensation (3)
   ------------------     ---- -------- -------- ---------------- ------------ ----------------
Daniel F. Gillis........  1998 $324,423 $325,000         --              --        $227,678
 Director, President and
   Chief                  1997  275,002  340,500         --        2,392,500        194,461
 Executive Officer        1996  249,039  240,500     $24,000             --         179,671
Timothy L. Hill (5).....  1998 $228,615 $ 65,000         --              --             --
 Vice President,
   Marketing              1997   82,212   65,000         --           85,250        $71,916(6)
 and International
   Operations
Harry K. McCreery.......  1998 $189,827 $148,200         --              --        $272,730
 Vice President,
   Treasurer              1997  174,711  236,500         --        1,288,100        242,317
 and Chief Financial
   Officer                1996  170,000  132,600         --              --         235,933
David S. Linthicum (7)..  1998 $176,154 $ 90,000         --           10,000       $  8,000
 Vice President and       1997   13,462      --          --           50,050            --
 Chief Technology
   Officer
Derek M. Brigden (4)....  1998 $169,815 $110,500         --           10,000       $  8,000
 Vice President
   Operations             1997  153,969  100,100         --          114,125          7,500
 and Chief Information
   Officer                1996  150,000  101,346         --              --           7,500

---------
(1) Consists of sales commissions paid to the Named Executive Officer. In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted in the aggregate less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer during each of 1996, 1997 and 1998.
(2) All figures in this column reflect shares of Common Stock subject to options granted under the Option Plan.
(3) Unless otherwise indicated, consists of (i) amounts of deferred compensation earned and credited to deferred compensation accounts of the Named Executive Officer during 1996, 1997 and 1998, and (ii) $7,500 and $8,000 of matching contributions made under the Company's 401(k) Plan during 1996 and 1997 and 1998, respectively. See "--Deferred Compensation Agreements."
(4) During 1998, Mr. Brigden served as Vice President, Services and Operations and Chief Information Officer of the Company. His employment with the Company and SAGA terminated effective April 2, 1999.
(5) Mr. Hill's employment with the Company and SAGA commenced in August 1997.
(6) Consists of $52,399 of moving expenses incurred and reimbursed by the Company and $15,183 of moving expenses paid by the Company, both of which are taxable. Also includes $4,334 of non-taxable moving expenses paid by the Company.
(7) Mr. Linthicum's employment with the Company and SAGA commenced in December 1997.

  Option Grants in Last Fiscal Year

  The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers in fiscal year 1998.

                                                                                              Potential
                                                                                           Realizable Value
                                                                                              at Assumed
                                                                                            Annual Rate of
                                                                                             Stock Price
                                                                                           Appreciation for
                                                 Individual Grants                         Option Term (2)
                         ----------------------------------------------------------------- ----------------
                          Number of Shares   % of Total Options
                         Underlying Options Granted To Employees Exercise Price Expiration
          Name              Granted (1)     in Fiscal Year 1998   (per share)      Date      5%      10%
          ----           ------------------ -------------------- -------------- ---------- ------- --------
Derek M. Brigden........       10,000(3)            2.2%            $18.6250     3/10/05   $75,822 $176,699
David S. Linthicum......       10,000(4)            2.2%            $17.6875     9/01/05   $72,006 $167,804

---------
(1) Unless otherwise indicated, each option granted vests at a rate of 25% per annum on each of the first, second, third and fourth anniversaries of the grant date. No option granted under the Option Plan is exercisable after the seventh anniversary of the option's date of grant. Options will become immediately exercisable if (i) 51% of the voting stock of the Company is beneficially owned, directly or indirectly, by any person or group of person(s) (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, (ii) the stockholders of the Company approve a merger or consolidation of the Company and another entity unless the merger or consolidation results in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the combined voting stock of the surviving entity immediately after the merger or consolidation, or (iii) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. Options may be partially accelerated in connection with the termination of employment with the Company of any Named Executive Officers. Each option was granted under the Option Plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2) Amounts represented hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.
(3) Each of the indicated options was granted on March 10, 1998. Due to Mr. Brigden's termination of employment with the Company, 7,500 of the indicated options expired prior to vesting.
(4) Each of the indicated options was granted on September 1, 1998.

  Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

  The following table sets forth information regarding the aggregate exercises of options by each of the Named Executive Officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998 and the values of "in-the-money" options.

                                                      Number of Securities
                                                     Underlying Unexercised   Value of the Unexercised
                                                     Options at Fiscal Year-    In-The-Money Options
                                                               End               at Fiscal Year-End
                         Shares Acquired   Value    ------------------------- -------------------------
          Name             on Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ---------- ----------- ------------- ----------- -------------
Daniel F. Gillis........     390,195     $8,397,928   645,638     1,356,667   $5,723,081   $18,348,183
Harry K. McCreery.......     300,000     $6,080,920   257,700       730,400   $1,936,415   $ 9,879,100
Derek M. Brigden........      34,100     $  594,460     7,219        82,806   $   44,215   $   984,548
Timothy L. Hill.........           0     $        0    21,313        63,938   $  320,306   $   960,917
David S. Linthicum......           0     $        0         0        60,050   $        0   $   411,031

Deferred Compensation Agreements

  The Company has entered into deferred compensation agreements with Messrs. Gillis and McCreery (the "Deferred Compensation Agreements"). Pursuant to these agreements, each of Messrs. Gillis and McCreery annually receive a credit of $41,838 and $46,000, respectively, to his deferred compensation account plus an additional credit to such account equal to 53% and 100%, respectively, of his bonus for such year. The deferred compensation accounts earn interest at an annual rate of 6%. Under the Deferred Compensation Agreements, no additional credits, other than interest, will be made to any of the deferred compensation accounts after December 31, 1998. The deferred compensation accounts of Messrs. Gillis and McCreery are fully vested. On January 1, 1999, Messrs. Gillis and McCreery exercised their right to receive the balance in their deferred compensation accounts. Accordingly, Messrs. Gillis and McCreery received payment of the balance in their respective deferred compensation accounts on January 1, 1999 and the deferred compensation accounts were closed.

Severance Agreements

  Mr. Gillis has entered into a memorandum of understanding with the Company with respect to the termination of his employment as President and Chief Executive Officer of the Company. Under this agreement, the Company is required to pay Mr. Gillis a severance benefit equal to 12 months of his then-current salary plus annual bonus ($460,000 minimum payment), and, for a period not to exceed twelve months, to continue to make available his health and other fringe benefits if (i) the Company terminates his employment other than for cause, or (ii) he resigns within ninety days of a substantial change in his title or a substantial reduction in his compensation and benefits or job responsibilities.

  Each of Messrs. McCreery and Brigden, has entered into a memorandum of understanding with the Company with respect to the termination of his employment on terms and conditions substantially similar to Mr. Gillis' memorandum of understanding with the Company, provided, however, that (i) the severance benefit due each such executive officer upon termination under his respective memorandum of understanding is equal to twelve months of his then-current salary plus a pro-rated bonus payment, and
(ii) no severance or other benefits are due under these agreements if the executive officer resigns within 90 days of a substantial reduction in his compensation and benefits related to a Company-wide reduction or a substantial reduction in his job responsibilities that is deemed to be in the best business interests of the Company.

  Mr. Brigden's employment terminated effective April 2, 1999. The payments due Mr. Brigden from the Company totaled $187,565, including a severance payment of $170,000, a car allowance payment of $9,000 and vacation pay of $8,565. Mr. Brigden received a net payment from the Company of $131,500 after repayment of a note made by Mr. Brigden to the Company in the face amount of $50,000 plus $6,065 of accrued interest which was deducted from the gross amount due Mr. Brigden.

  Pursuant to the terms of a Shareholders Agreement dated as of April 1, 1997, each of Messrs. Gillis, McCreery, and Brigden has agreed that (i) prior to the fifth anniversary of the termination of his employment with the Company, he will not influence any employee to leave the Company, and (ii) prior to the third anniversary of the termination of his employment with the Company (unless such termination is by the Company without cause), he will not directly or indirectly compete with the Company by soliciting any of its customers, clients or suppliers. Mr. Hill has agreed to similar restrictions pursuant to a subscription agreement between Mr. Hill and the Company dated as of August 22, 1997, as amended.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Company's Board is currently and during the last fiscal year was comprised of Mr. Rickertsen and Drs. Stern and Dauber, none of whom is or was an officer or employee of the Company or any of its subsidiaries. Mr. Rickertsen and Dr. Stern are members of TC Management and TC Equity Partners, which are, respectively, the managing agent and the sole general partner of Thayer, a stockholder of the Company. TC Management is also the managing member of TC Co-Investors, a stockholder of the Company. The Company pays an annual fee of $300,000 on a quarterly basis plus out-of-pocket expenses to TC Management for management and consulting services. In fiscal year 1998, the Company paid a total of approximately $338,000 for services provided by TC Management. TC Management and TC Equity Partners beneficially own and have sole investment and voting power with respect to the shares of Common Stock held of record by TC Co-Investors and Thayer, respectively.

  In May 1998, Thayer, TC Co-Investors, whose managing member is controlled by the principal members of Thayer's general partner, and certain senior management of the Company and SAG sold 5,460,212 shares and an over-allotment of 819,031 shares of the Company's Common Stock in a secondary offering at a per share price to the public of $24.25 ("Secondary Offering"). See "Certain Relationships and Transactions."

  No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries prior to or during fiscal year 1998. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board or on the Compensation Committee of the Company.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

  The Compensation Committee is responsible for determining compensation for the executive officers of Software AG Systems, Inc. (the "Company") and for granting awards under and administering the Company's 1997 Stock Option Plan (the "Option Plan") and the Company's Employee Stock Purchase Plan ("ESPP") (collectively, the "Plans"). The Compensation Committee has since its inception consisted, and currently consists, of Mr. Rickertsen and Drs. Stern and Dauber, each of whom is neither an officer nor an employee of the Company.

Chief Executive Officer and Executive Compensation

  A key objective of the Company is to attract, develop and maintain strong executive officers that are capable of maximizing the Company's performance for the benefit of its stockholders. In furtherance of this objective, the Compensation Committee has adopted a compensation strategy for executive officers which utilizes reasonable salaries, while emphasizing the use of variable incentives such as awards of cash bonuses and grants of stock options in order to reward longer-term contributions to the Company's success. The Company periodically compares its compensation levels, practices and financial performance to a select group of technology companies of similar size, geographic market and business makeup to the Company (the "Comparative Companies"). The companies comprising this group of Comparative Companies may differ from those included in the Peer Group Index appearing on page 25.

  Base salaries of the Company's Chief Executive Officer ("CEO") and executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. In line with its strategy of emphasizing variable pay, the Compensation Committee generally targets the salaries of the Company's CEO and executive officers at or above the median of the Comparative Companies, while also considering the unique responsibilities and performance of the CEO and each executive officer. Overall, the Compensation Committee targets the total cash compensation of the Company's executive officers at or above the median of the Comparative Companies.

  In determining the compensation package for the CEO, the Compensation Committee believes that it must provide a compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. Compensation of the Company's President and CEO, Mr. Gillis, is determined by the Compensation Committee and has five primary compensation components: a base salary, an annual bonus linked to the Company's growth in revenue and pre-tax profit, non-qualified deferred compensation, stock option grants and a car allowance of $10,800 per year. In 1997, prior to consummation of the Company's initial public offering, the Company decided to terminate its deferred compensation plan at the end of 1998 and adopted, pursuant to Board approval, the Option Plan. Mr. Gillis participates in the Option Plan. The components of Mr. Gillis' compensation package reflect the determination of the principal stockholders and the Board as to the total compensation package necessary to retain a CEO of Mr. Gillis' qualifications and experience. The linkage of Mr. Gillis' 1998 bonus to the Company's growth in revenue and pre-tax profit reflect their efforts to align the CEO's compensation with stockholder interests and to encourage long-term performance. Mr. Gillis did not receive any stock option grants in 1998 due to the stock option grants awarded to Mr. Gillis in 1997 in connection with the Company's recapitalization. See "Compensation Philosophy."

  The Board reviewed the Company's compensation policies and adopted a philosophy of compensation and certain implementation guidelines.

Compensation Philosophy

  The compensation program for the executive officers of the Company and its subsidiaries is developed and administered by the Board and its Compensation Committee. General overall compensation policies regarding other officers of the Company are established by the Compensation Committee, but their specific compensation program is developed and administered by management. The key goals of the Company's compensation program are to attract, retain and reward the most capable executives who can contribute (both short and long-term) to the success of the Company and to align compensation with the attainment of the business objectives of the Company.

  The following principles guide the Company's compensation strategy:

  . To attract and retain the most highly qualified management team;

  . To pay competitively compared to similar organizations and to provide reward opportunities consistent with performance compared to similar organizations in the marketplace;

  . To align compensation programs with the stockholders' interests and the Company's annual and long-term business objectives and focus executives' attention on the fulfillment of those objectives; and

  . To strive for fairness while giving appropriate weight to individual performance contributions as the basis of executive pay decisions.

Implementation Guidelines

  To implement the compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary
(ii) incentive bonus awards and (iii) long-term incentive awards. The factors and criteria to be considered with respect to each of these components are set forth below.

  Base Salary. The first component of the Company's compensation program is base salary. The range of the base salary for an executive position will be established primarily based on competitive salaries for positions with a similar scope of responsibilities and job complexities at the Comparative Companies. The level of base salary within the range of competitive salaries will be determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills. Such determination will be made by the Compensation Committee with regard to the Company's executive officers, and by management with regard to all other officers consistent with the general overall compensation policies established by the Compensation Committee.

  For the purpose of determining competitive compensation practices and identifying the Comparative Companies, the Compensation Committee will gather data from companies with the following characteristics:

  . Direct competitors for the Company's management talent; and

  . Similar high quality, software and systems development organizations.

  Accordingly, the Company will use both a defined peer group of Comparative Companies and a general industry group consisting of technology companies of similar size, geographic makeup and business makeup as its benchmarks to determine competitive compensation practices.

  Base salaries will be targeted within the appropriate competitive range, although higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives. Annual or other base salary adjustments will be based on individual performance as well as other market factors.

  Corporate Incentive Plan. The second component of the Company's compensation program is incentive bonus awards, referred to internally as the Corporate Incentive Plan. The Corporate Incentive Plan is intended to focus the efforts of executives on the attainment of annual financial performance objectives. The performance objectives are proposed by management and approved by both the Board and Compensation Committee thereby providing the basis for calculation of the incentive bonus award. If such performance goals are achieved, a pool of bonus funds will be available for incentive bonus awards. In establishing this fund, the Compensation Committee considers both revenue and pre-tax profits. The size of the pool will depend on the Company's success in meeting such objectives.

  The Corporate Incentive Plan also provides for discretionary grants of cash awards to executive officers by the Compensation Committee. The Company's revenue and pre-tax profit for 1998 exceeded the minimum threshold of profitability which had been previously established by the Compensation Committee, thereby initiating the payment of cash bonuses to its executive officers under the Corporate Incentive Plan.

  In determining its evaluation of the Chief Executive Officer's performance, the Compensation Committee considered, but did not formally weight, the following performance factors: the Company's earnings growth, net income growth and market share in key markets and service niches.

  In 1998, incentive bonuses totaling approximately $902,000 were awarded to the executive officers of the Company as a group. For information regarding the bonuses awarded in 1998 to each of the Company's five most highly compensated executive officers, see "Executive Compensation--Summary Compensation Table," above.

  Long-Term Incentive Award. The third component of the Company's compensation program will be provided through the Company's Option Plan and Employee Stock Purchase Plan ("Employee Stock Purchase Plan") (collectively, the "Plans"), which are also designed to align the interests of the officers of the Company and certain subsidiaries with those of stockholders. The Plans also serve to focus the efforts of officers on performance in an effort to increase the value of the Company for its stockholders.

  Pursuant to the Option Plan, the Compensation Committee and such other committees as may from time to time be designated by the Board, may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and may grant non-statutory stock options to purchase shares of common stock. No incentive stock options were granted in 1998. Subject to the terms of the Option Plan, the Compensation Committee and such other committees as may from time to time be designated by the Board, will have discretion in making grants under the Plan. The Compensation Committee and such other committees as may from time to time be designated by the Board, may, however, consider the recommendations of management with respect to such grants. The competitive environment for human resources will be taken into consideration when options are granted under the Option Plan. For information regarding grants and awards made under the Option Plan in 1998, see "Executive Compensation--Option Grants in Last Fiscal Year," above.

  In 1998, the Compensation Committee considered, but did not formally weight, the following factors in connection with the number of options granted to each executive officer: the competitive practices within the technology industry; the individual executive officer's position and potential within the Company; and the level of past awards of stock options made to each executive officer.

  The 1998 performance factors considered by the Compensation Committee in its salary determinations and its annual incentive and stock option awards made to the Company's executive officers exceeded predetermined objectives or, where no predetermined level had been set, otherwise exceeded the Compensation Committee's expectations. The Compensation Committee believes that the total compensation provided to the Company's executive officers is competitive and reflects the Company's performance. Also, the Compensation Committee believes that the Company's compensation programs have helped to focus the Company's executive officers on increasing the Company's performance and stockholder value.

  The Employee Stock Purchase Plan is intended to align the interests of all employees with the shareholders of the Company in order to maximize the value of the Company. The Employee Stock Purchase Program provides that all full-time employees and part-time employees of the Company and certain subsidiaries working at least 20 hours per week are eligible to purchase the Company's common stock on the last day of two designated six-month periods in a year, and that participating employees are able to purchase the Company's common stock at a discount from the average price reported by the New York Stock Exchange on either the first or the last day of the six-month period, whichever is lower.

  The Board, with the advice of the Compensation Committee, will re-examine the Company's compensation philosophy and objectives each year and determine if changes should be considered.

                                                 COMPENSATION COMMITTEE

                                                 Dr. Philip S. Dauber
                                                 Carl J. Rickertsen
                                                 Dr. Paul G. Stern

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  In May 1998, Thayer, TC Co-Investors, whose managing member is controlled by the principal members of Thayer's general partner, and certain senior management of the Company and SAG sold 5,460,212 shares and an over-allotment of 819,031 shares of the Company's Common Stock in the Secondary Offering at a per share price to the public of $24.25.

  Of the 5,460,212 shares sold in the Secondary Offering, 5,000,000 shares were sold by Thayer, 27,150 shares were sold by TC Co-Investors and 433,062 shares were sold by certain senior managers of the Company and SAG. Of the 819,031 shares purchased by the underwriters on the same terms as the Secondary Offering, 814,606 shares were sold by Thayer and 4,425 shares were sold by TC Co-Investors. The proceeds, net of underwriting discounts and commissions and taxes, as applicable, to Thayer, TC Co-Investors and the certain senior managers of the Company and SAG were approximately $134.0 million, $0.7 million and $6.2 million, respectively. The Company received no proceeds from the Secondary Offering. As of March 19, 1999, Thayer, TC Co-Investors and SAG beneficially own, directly or indirectly, approximately 35%, 0.2% and 9%, respectively, of the Company's then outstanding Common Stock. See "Share Ownership of Principal Stockholders and Management," above.

  Dr. Stern and Mr. Rickertsen, directors of the Company, and Mr. Malek, a nominee for election as a director of the Company, are the principal members of TC Equity Partners, the sole general partner of Thayer. TC Equity Partners beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by Thayer. TC Management is the managing member of TC Co-Investors and beneficially owns and has sole voting and investment power with respect to the shares of Common Stock held of record by TC Co-Investors. Dr. Stern and Messrs. Rickertsen and Malek are members of TC Management. Dr. Stern and Messrs. Rickertsen and Malek may be deemed to be the beneficial owners of the shares of Common Stock held by each of Thayer and TC Co-Investors. Dr. Stern and Messrs. Rickertsen and Malek disclaim beneficial ownership of all shares of Common Stock held of record by Thayer and TC Co-Investors. In addition, Mr. Gillis is currently, and was at the time of the Secondary Offering, a director of the Company. Dr. Koenigs is currently and was at the time of the Secondary Offering, the Chairman of the Board and Chief Executive Officer of SAG and a director of the Company. Dr. Koenigs may be deemed to be the beneficial owner of the shares of Common Stock held of record by SAG. Dr. Koenigs disclaims beneficial ownership of all shares of Common Stock held of record by SAG.

  On April 1, 1997, the Company agreed to pay on a quarterly basis an annual fee of $300,000 to TC Management for management and consulting services to be provided by TC Management to the Company in connection with the operation and conduct of the Company's business. In fiscal years 1997 and 1998, the Company paid a total of $225,000 and $300,000, respectively, of such fees plus out-of-pocket expenses, and as of March 19, 1999, the Company has paid approximately $75,500 of such fees plus out-of-pocket expenses for services provided in fiscal year 1999. TC Management is the managing agent of and provides management services to Thayer.

  On March 31, 1997, senior management of the Company and Thayer acquired approximately 89% of the then outstanding common stock of the Company (the "Recapitalization") pursuant to an agreement among the Company, SAG, Thayer and senior management of the Company. Certain managers issued a promissory note to the Company the proceeds of which were used by the respective manager to purchase the Company's Common Stock in its Recapitalization. Messrs. Gillis and McCreery, James Daly, formerly the Vice President, General Counsel and Secretary of the Company, and Thomas Gorley, formerly the Vice President, Professional Services of the Company, borrowed $250,000, $250,000, $182,605 and $75,000, respectively, from the Company under these promissory notes, each of which is dated March 24, 1997, and Messrs. McCreery and Daly borrowed $363,000 and $120,740, respectively, from the Company under individual promissory notes, each of which is dated August 9, 1996. Each of the promissory notes accrues interest at the rate of 6% per annum and is due and payable upon termination of its maker's employment with the Company.

None of the promissory notes require periodic interest or principal payments. The principal and accrued interest for both of Mr. Daly's promissory notes were paid in full satisfaction of the notes by Mr. Daly upon his termination of employment with the Company in April 1998. The principal and accrued interest for Mr. Gorley's promissory note were paid in full satisfaction of the note by Mr. Gorley upon his termination of employment with the Company in January 1998. Mr. McCreery paid the principal and accrued interest in full satisfaction of the promissory note dated March 24, 1997 with a face amount of $250,000 in November 1998. As of December 31, 1998, the amount outstanding under Mr. McCreery's remaining unpaid promissory note equaled the entire amount borrowed plus accrued interest, however, Mr. McCreery paid the principal and accrued interest in full satisfaction of this promissory note in January 1999. Mr. Gillis paid the principal and accrued interest in full satisfaction of his promissory note in November 1998.

  The Company and SAG entered into a Cooperation Agreement dated March 31, 1997, as amended (the "Cooperation Agreement") which terminated and superseded a license agreement previously executed by the Company and SAG. The Cooperation Agreement generally (i) provides the Company the exclusive and perpetual right to license and service in North America, South America, Japan and Israel (the "Territory") both existing and future products developed or acquired by SAG, and (ii) provides SAG the exclusive and perpetual right to license and service outside the Territory both existing and future products developed or acquired by the Company. Each of the Company and SAG must pay the other 24% of the net revenues derived from such licenses. Except in certain circumstances, the Company's minimum annual royalty payment to SAG through the year 2000 must at least equal $21 million. This 24% royalty rate is fixed for 20 years. In 1996, 1997 and 1998, the Company's royalty payments to SAG were approximately $26.1 million, $29.3 million and $39.6 million, respectively. In the same periods, SAG's royalty payments to the Company were approximately $0.3 million, $0.6 million and $1.0 million, respectively. As consideration for the Cooperation Agreement, the Company paid SAG DM38.0 million (approximately $22.6 million) on March 31, 1997. Dr. Erwin Koenigs, the Chairman of the Board and Chief Executive Officer of SAG, is currently a director of the Company.

  On December 5, 1993, the Company and SAG entered into a Products and Research & Development Operations Transfer Agreement (the "R&D Agreement") which required the Company to provide certain services relating to certain SAG employees who utilized the Company's facilities. In connection with the Recapitalization, on March 31, 1997, the Company entered into an Administrative Services Agreement (the "ASA") with SAG, terminating the R&D Agreement and requiring that the Company provide services similar to those required under the R&D Agreement. SAG is required under the ASA to reimburse the Company for its costs incurred in connection with the ASA and to pay the Company during the years 1997, 1998 and 1999 for the use of certain machinery leased by the Company. In 1996, 1997 and 1998, the payments to the Company under the R&D Agreement and the ASA were approximately $15.9 million, $10.8 million and $8.5 million, respectively.

  On August 22, 1997, the Company entered into a subscription agreement with Timothy L. Hill, the Company's Vice President, Marketing, pursuant to which the Company issued and sold to Mr. Hill 137,500 shares of Common Stock for an aggregate purchase price of $202,095 (the "Subscription Agreement"). Pursuant to the Subscription Agreement, the Company has the right to repurchase Mr. Hill's shares at $1.47 per share if Mr. Hill's employment with the Company is terminated for cause or if Mr. Hill voluntarily terminates his employment prior to August 17, 1999. The Company's repurchase right terminates in the event of change of control of the Company. In addition, the Company has issued options to purchase an aggregate of 94,325 shares of Common Stock at an exercise price of $1.47 to the members of Thayer's Advisory Board.

  The Company and Thayer have entered into a registration rights agreement for the benefit of all holders as of September 26, 1997 of "restricted securities" of the Company within the meaning of Rule 144 of the Commission, and certain transferees of such holders. Pursuant to this agreement, a majority-in-interest of such holders has the right to require the Company to register their restricted securities for resale under the Securities Act on up to five occasions (only one of which may be on Form S-1) and such holders have been granted certain "piggy-back" registration rights with regard to certain securities offerings initiated by the Company. The Company has agreed to pay certain expenses in connection with such registrations. Thayer exercised its only Form S-1 registration right during the Secondary Offering.

                            STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Standard and Poor's Computers (Software & Services) ("S&P Technology Index"), a published industry index, for the period commencing November 19, 1997 and ending December 31, 1998, the approximate period for which the Common Stock has been registered under Section 12 of the Exchange Act. The graph assumes an investment of $100 and the reinvestment of any dividends. The points marked on the horizontal axis of the graph correspond to the last day of the applicable month.

  The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

  COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN* AMONG SOFTWARE AG SYSTEMS, INC., THE S & P 500 INDEX AND THE S & P COMPUTERS (SOFTWARE & SERVICES) INDEX


* $100 invested on 11/19/97 in stock or on 10/31/97 in Index - including reinvestment of dividends. Fiscal year ending December 31.


                       [PERFORMANCE CHART APPEARS HERE]

-------------------------------------------------------------------------------

                         11/19/97 11/97 12/97 1/98 2/98 3/98 4/98 5/98 6/98 7/98 8/98 9/98 10/98 11/98 12/98
------------------------------------------------------------------------------------------------------------
 SOFTWARE AG SYSTEMS,
 INC.                      100     102   145  135  194  265  248  244  293  240  169  170   150   193   181
------------------------------------------------------------------------------------------------------------
 S & P 500                 100     105   106  108  115  121  122  120  125  124  106  113   122   129   137
------------------------------------------------------------------------------------------------------------
 S & P COMPUTERS
 (SOFTWARE & SERVICES)     100     106    96  106  118  128  127  119  145  139  118  140   136   154   173
------------------------------------------------------------------------------------------------------------

     AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE
                     COMPANY'S NAME TO SAGA SYSTEMS, INC.
                                   (Item 2)

  The Board of Directors has approved and recommends that the Company's stockholders approve and adopt an amendment to the Company's Certificate of Incorporation to provide for a change in the Company's name from "Software AG Systems, Inc." to "SAGA SYSTEMS, Inc." If approved by the stockholders,
Article I of the Company's Certificate of Incorporation would be amended in its entirety to read as follows:

  "The name of the corporation is SAGA SYSTEMS, Inc. (the "Corporation")."

  Prior to the Recapitalization in 1997, SAG owned all of the Company's 27,500,000 then outstanding shares of common stock. After the Recapitalization, SAG owned approximately 11% of the Company's then outstanding Common Stock.

  The Company's initial public offering, pursuant to which 8,855,000 shares of the Company's Common Stock including an over-allotment option of 1,155,000 shares were sold by the Company, Thayer and TC Co-Investors, was declared effective by the Commission on November 17, 1997 for trading which began on November 18, 1997. In May 1998, 6,279,243 shares, including 819,031 shares purchased by the underwriters pursuant to an over-allotment option, of the Company's Common Stock was sold by Thayer, TC Co-Investors and certain senior managers of the Company and SAG in the Secondary Offering. After the Secondary Offering, SAG owned approximately 9% of the Company's then outstanding Common Stock. As of March 19, 1999, SAG owned approximately 9% of the Company's then outstanding Common Stock.

  Effective December 1, 1998, Software AG Americas, Inc., a wholly owned subsidiary and operating corporation of the Company, changed its name to SAGA SOFTWARE, Inc. Since that date, SAGA has been engaged in a comprehensive campaign to rebrand its corporate identity. In order to eliminate confusion in the marketplace and with customers, the Company wishes to change its name to SAGA SYSTEMS, Inc., consistent with SAGA's name change and rebranding effort and recent corporate developments.

  The Board believes that the SAGA name already has market recognition and will continue to be well received in the marketplace. The choice of SAGA SYSTEMS, Inc. as the Company's new name is intended to eliminate any confusion in the marketplace between SAGA and SAG, better allow for further expansion into the Company's targeted markets and help the Company compete more effectively in the industry. The name change will not affect or change the business of the Company or the services offered to the Company's customers in the markets presently served by the Company. If the name change is not approved by the stockholders, the Company will be obligated to identify an alternative name.

  The Company's trading symbol on the New York Stock Exchange, "AGS", will not change.

  If approved, the amendment would become effective upon filing with the Delaware Secretary of State, which would take place as soon as practicable following the Meeting.

Required Vote

  Approval of the amendment to the Company's Certificate of Incorporation to change the Company's name to SAGA SYSTEMS, Inc. requires the affirmative vote of the holders of a majority of shares of Common Stock.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE
                     COMPANY'S NAME TO SAGA SYSTEMS, INC.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                   (Item 3)

  On July 11, 1997, the Company retained KPMG LLP (then known as KPMG Peat Marwick LLP) ("KPMG") to act as its independent public accountants for fiscal year 1997 and informed the prior auditors, Gocial & Company, P.C., the Company's independent accountants since January 1992, of its decision. In connection with the prior auditors' audit of the consolidated financial statements for the years ended December 31, 1995 and 1996, there were no disagreements with the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The prior auditors' report on the Company's consolidated financial statements for the years ended December 31, 1995 and 1996 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope, or accounting principles. The decision to change auditors was approved by the Board of Directors of the Company. The Company has provided the prior auditors with a copy of this disclosure.

  KPMG has audited the Company's financial statements for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994. On January 14, 1999, the
Board appointed KPMG as the Company's independent public accountants for the current fiscal year ended December 31, 1999. KPMG has no direct or indirect financial interest in the Company.

  Although not required to do so, the Board is submitting the appointment of KPMG as the Company's independent public accountants for fiscal year 1999 for ratification by the stockholders. If a majority of the shares of Common Stock represented in person or by proxy at the Meeting is not voted for ratification, the Board will reconsider its appointment of KPMG.

  The Board expects that representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Required Vote

  The ratification of the appointment of KPMG requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Meeting.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
         RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S
             INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act, requires the Company's officers and directors and persons who beneficially own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Reporting Persons are required by the Commission regulations to furnish the Company with copies of all filings made under Section 16(a) .

  Based solely on its review of copies of such filings furnished to the Company and written representations from Reporting Persons, to the Company's knowledge, all the Reporting Persons filed all reports relating to the Common Stock required under Section 16(a) of the Exchange Act during the Company's fiscal year ended December 31, 1998 on a timely basis.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's annual meeting of stockholders to be held in 2000, whether submitted pursuant to Commission Rule 14a-8 or otherwise, must be received at the Company's executive offices by December 13, 1999. Stockholder proposals should be addressed to the Company in care of Katherine E. Butler, Vice President, General Counsel and Secretary, 11190 Sunrise Valley Drive, Reston, Virginia 20191. Stockholder proposals not submitted in accordance with these procedures will not be considered to be properly brought before the meeting and will not be voted upon.

                                 OTHER BUSINESS

  The Board does not presently intend to bring any other business before the Meeting, and the Board does not presently know of any matters to be brought before the Meeting for action other than those set forth herein. As to any business that may properly come before the Meeting, however, it is intended that proxies submitted in the form enclosed will be voted by the persons named therein in respect thereof in accordance with such persons' best judgment.

                                 By Order of the Board of Directors,

                                 /s/ KATHERINE E. BUTLER
                                 KATHERINE E. BUTLER
                                 Vice President, General Counsel & Secretary

 ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING
  PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT
                           ATTENTION TO THIS MATTER.

                [RECYCLED PAPER LOGO APPEARS AT BOTTOM OF PAGE]

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           SOFTWARE AG SYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

The undersigned hereby appoints DANIEL F. GILLIS, HARRY K. McCREERY and KATHERINE E. BUTLER, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of SOFTWARE AG SYSTEMS, INC. (the "Company"), to be held on Thursday, May 20, 1999, at
10:00 a.m., local time, in the Regency Ballroom B of the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia, and any adjournment thereof, and to vote all of the shares of Common Stock of the Company the undersigned is entitled to vote at such Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, on the following matters as set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOFTWARE AG SYSTEMS, INC. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOUR NOMINEES FOR ELECTION, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF SOFTWARE AG SYSTEMS, INC. AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999. THE ABOVE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL LISTED ON THE REVERSE SIDE OF THIS CARD.

  (Continued on other side)

Please mark your votes as in this example:  [X]

1.   ELECTION OF DIRECTORS

     FOR all nominees listed below (except as marked to the contrary below): [_}

     WITHHOLD AUTHORITY  to vote for all nominees listed below:  [_]

     Nominees:   Class II  -- Dr. Erwin Koenigs, Frederic V. Malek and Edward E.
                              Lucente
                 Class III -- Paul A. Brands

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

     _________________________________

2. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED

                   [_]  FOR    [_]  AGAINST    [_]  ABSTAIN


3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999

                   [_]  FOR    [_]  AGAINST    [_]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name appears on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.


                                 Dated:  ___________________, 1999

                                 _________________________________

                                 _________________________________
                                                        Signatures


STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

                                       2